Exhibit 5.1

PERRY DOUGLAS WEST CHARTERED
Post Office Box 427
Cocoa, Florida  32923
321-636-5804
February 28, 2012

United States Securities and Exchange Commission
100 F Street
Washington, D.C. 20549

     RE:  Legal Opinion Pursuant to SEC Form S-1 Registration Statement – New Global Energy, Inc.

Ladies and Gentlemen:

     At your request, I am rendering this opinion in connection with a proposed issuance of 200,000 Units (the "Units").   Each Unit consists of one share of common stock, one Class A warrant which includes the right to purchase on share of common stock for $5.50 for the period ending one year from date of issue and one Class B warrant with the right to purchase one share of common stock for $6.00 during the period ending three years from date of issue, of New Global Energy, Inc.  (the "Company") authorizing such issuance in connection with the Registration Statement on Form S-1/A and the Prospectus included therein (collectively the "Registration Statement") which the Company is filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). The shares are to be offered by the Company on a self-underwritten, best efforts no minimum basis.

     In my capacity as counsel to the Company, I have examined instruments, documents, and records, which I have deemed relevant and necessary for the basis of my opinion, including, but not limited to, the Registration Statement, the Certificate of Incorporation of the Company, the By-Laws of the Company, and the records of corporate proceedings relating to the issuance of Shares.  Additionally, I have reviewed and made such other examinations of law and fact as I have deemed relevant to form the opinion hereinafter expressed.

     In such examinations, I have assumed the following:

     (a)  The legal capacity of all natural persons;
     (b)  The authenticity and completeness of all instruments presented to me as original documents;
     (c)  The conformity to the authentic originals of all documents supplied to me as certified or photostatic or faxed copies;
     (d)  The genuineness of all signatures; and
     (e)  The truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates I have reviewed.

     In conducting my examination of documents executed by parties other than the Company, I have assumed that such parties had the power, corporate, limited liability company or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate, limited liability company or other, and the due execution and delivery by such parties of such documents and that, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.

     Based upon and subject to the foregoing, I make the following opinion on the legality of the securities being registered. I am of the opinion that any units, shares or warrants that may be issued pursuant to the offering have been duly authorized and that, upon the due execution by the Company and the registration by its registrar of such shares, the sale thereof by the Company in accordance with the terms of the Registration Statement and after the effectiveness of the Registration Statement, and the receipt of consideration therefore in accordance with the terms of the Registration Statement, such shares will be validly issued, fully paid and non-assessable.  Further, the warrants, when issued by the Company in accordance with the terms of the registration statement will be binding obligations of the registrant under the laws of the jurisdiction governing the warrants.

     This opinion letter is limited to the status of the shares to be issued under the Registration Statement, and no opinion is implied or may be inferred beyond the matters expressly stated.

     This opinion is expressed as of the date hereof, and I disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law, and I have assumed that at no future time would any such subsequent change of fact or law affect adversely my ability to render at such time an opinion (a) containing the same legal conclusions set forth herein and (b) subject only to such (or fewer) assumptions, limitations and qualifications as are contained herein.  You are further advised that the undersigned is a shareholder, director and principal officer of the Registrant.

     I hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an Exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus. In giving this consent, I do not hereby admit that I am an "expert" under the Act, or the rules and regulations of the SEC issued thereunder, with respect to any part of the Registration Statement, including this exhibit. Further, in giving this consent I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC promulgated therein or Item 509 of Regulation S-K.

Very Truly,

/S/ Perry Douglas West

Perry Douglas West